UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2011

TRUEBLUE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction

of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On March 11, 2011, TrueBlue, Inc. (the “Company”) through a subsidiary, entered into an Escrow, Security and Control Agreement for Contractual Liability Obligations (the “Agreement”) with The Bank of New York Mellon as escrow agent, and National Union Fire Insurance Company of Pittsburgh, PA on behalf of itself and its insurance company affiliates including but not limited to, Chartis Casualty Company (collectively, the “Insurance Companies”).

The Agreement creates a trust for holding the majority of the Company’s collateral obligations under existing workers’ compensation insurance policies, which were issued by the Insurance Companies. Previously, the Company provided such collateral directly to the Insurance Companies. The Company and the Insurance Companies have now agreed that the collateral will be held in trust by a third party escrow agent, the Bank of New York Mellon. The Company believes that placing the collateral in a trust is a superior arrangement as it allows the Company to manage the investment of the assets which the Company believes will enhance investment returns. However, to the extent the Company’s investments decline in value below its current collateral posting obligation, the Company could be required to post additional collateral to the Insurance Companies. In connection with the execution of the Agreement, approximately $85 million of collateral was transferred from the Insurance Companies to the Escrow Agent.

The Agreement does not increase the Company’s obligations under the insurance policies.

Pursuant to the Agreement, the Insurance Companies have the right to withdraw, or order the transfer of, all or part of the trust assets, provided that the Insurance Companies apply any amounts distributed from the trust to pay or reimburse the Insurance Companies for the Company’s obligations under the insurance policies.

The foregoing summary is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Escrow, Security and Control Agreement for Contractual Liability Obligations effective March 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC. (Registrant)

Date: March 17, 2011	By:	/s/ JAMES E. DEFEBAUGH
Executive Vice President, General Counsel
and Secretary